Exhibit 99.3
AMENDMENT No. 1
TO
RIGHTS AGREEMENT
     This AMENDMENT No. 1 TO RIGHTS AGREEMENT (the “Amendment”) is entered into as of the 20th day of April, 2008, between Packeteer, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (the “Rights Agent”). Capitalized terms not defined herein shall have the meanings given them in the Rights Agreements (as defined below).
RECITALS
     WHEREAS, pursuant to that certain Rights Agreement dated as of April 1, 2008 (the “Rights Agreement”), the Board of Directors of the Company (i) authorized the issuance and declared a dividend of one right (a “Right”) for each share of the Common Stock of the Company outstanding as of the close of business on April 14, 2008, each Right representing the right to purchase one share of Common Stock of the Company upon the terms and subject to the conditions set forth in the Rights Agreement, and (ii) further authorized the issuance of one Right with respect to each share of Common Stock of the Company that shall become outstanding between April 14, 2008, and the Distribution Date.
     WHEREAS, the Board of Directors also took action, as permitted under the Rights Agreement, to postpone the Distribution Date relating to the unsolicited tender offer by Elliott QoS, a subsidiary of Elliott Associates L.P. (collectively, “Elliott”) for any and all outstanding shares of the Company’s common stock commenced on March 20, 2008 (the “Elliott Offer”) to that time immediately preceding consummation of the Elliott Offer (including any modification or amendment thereof), provided that no other Distribution Date or other mechanism under the Rights Agreement was deferred or affected by such resolution.
     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may, so long as the Rights are then redeemable, amend any provision of the Rights Agreement.
     WHEREAS, to the knowledge of the Board of Directors of the Company, there has been no occurrence of a Flip-In Event, nor has the Expiration Date occurred, and accordingly the Rights are currently redeemable pursuant to Section 23.
     WHEREAS, the Board of Directors has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement as set forth herein immediately prior to and in connection with the execution of (i) that certain Agreement and Plan of Merger dated as of April 20, 2008, as the same may be amended from time to time (the “Merger Agreement”) among Blue Coat Systems, Inc., a Delaware corporation, Cooper Acquisition, Inc. (“Sub”) and the Company (pursuant to which Merger Agreement, among other things, Sub shall commence a tender offer for any and all shares of the Company’s Common Stock (the “Offer”) and merge with and into the Company (the “Merger”), in accordance with the terms set forth therein).

     WHEREAS, the Company has requested that the Rights Agreement be amended in accordance with Section 27 of the Rights Agreement, as set forth herein, and the Rights Agent is willing to amend the Rights Agreement as set forth herein.
AGREEMENT
     NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:
     1. Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows:
          “(a) Subject to Section 11(a)(ii) hereof, the Rights shall become exercisable, and may be exercised to purchase Preferred Stock, except as otherwise provided herein, in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed (with such signature duly guaranteed), to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price with respect to each Right exercised, subject to adjustment as hereinafter provided, at or prior to the Close of Business on the earlier of (i) March 31, 2009 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (such date being herein referred to as the “Redemption Date”), (iii) the time at which all such Rights are exchanged as provided in Section 24 hereof or (iv) immediately prior to the Acceptance Time (as defined in that certain Agreement and Plan of Merger dated as of April 20, 2008, as the same may be amended from time to time (the “Merger Agreement”) among Blue Coat Systems, Inc., a Delaware corporation (“Blue Coat”), Cooper Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Blue Coat Systems, Inc. (“Merger Sub”) and the Company) (the earliest of (i), (ii), (iii) or (iv) being referred to as the “Expiration Date”).
     2. Section 35 of the Rights Agreement is hereby added as follows:
          “34. Blue Coat Transactions. Notwithstanding any provision of this Rights Agreement to the contrary, no Distribution Date, Stock Acquisition Date, Flip-In Event, Flip-Over Event or Triggering Event shall be deemed to have occurred, neither Blue Coat nor any Affiliate or Associate of Blue Coat or Merger Sub shall be deemed to have become an Acquiring Person and no holder of Rights shall be entitled to exercise such Rights under or be entitled to any rights pursuant to Section 7(a), 11(a) or 13(a) of this Rights Agreement solely by reason of (w) the public announcement of the Offer or the Merger, (x) the acquisition of shares of Common Stock (including any options, warrants, or other securities or rights to acquire shares of Common Stock or rights to acquire shares of Common Stock and upon the conversion of shares of common stock of Merger Sub into shares of Common Stock upon the Merger) pursuant to the Offer, Merger, exercise of the 90% Top-Up Option or the Tender and Support Agreement, (y) the approval, execution, delivery or effectiveness of the Merger Agreement or the Tender and Support Agreement or (z) the commencement or consummation of the transactions contemplated under the Merger Agreement (including, without limitation, the Offer, the Merger, or the exercise of the 90% Top-Up Option) or the Tender and Support Agreement in accordance with the terms thereof (each of the events described in clauses (w), (x), (y) and (z), an “Exempt Event”). Further, for purposes of this Rights Agreement, neither Blue Coat, Merger Sub nor any

Affiliate or Associate of Blue Coat and/or Merger Sub shall be deemed the “Beneficial Owner”, or shall be deemed to “beneficially own,” any of the shares of Common Stock solely as a result of any Exempt Event. For the purposes of this Rights Agreement, “Offer”, “Merger”, “90% Top-Up Option” and “Tender and Support Agreement” shall be as defined in the Merger Agreement, provided that if, after April 20, 2008, if any Affiliate or Associate of Blue Coat or any of its Subsidiaries becomes the Beneficial Owner of more that 5% of the outstanding shares of Common Stock of the Company (other than by reason of or as a result of any Exempt Event), the provisions of this Section 35 (other than this proviso) shall not be applicable to such Affiliate or Associate.”
     3. This Amendment shall be deemed effective as of April 20, 2008 as if executed by both parties on such date. Except as amended hereby, the Rights Agreement shall remain unchanged and shall remain in full force and effect.
     4. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed themselves or by their respective duly authorized representatives as of the date first above written.

PACKETEER, INC.

By:	/s/ David Cote

David Cote
Its:	President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dennis Moccia

Dennis Moccia
Its:	Managing Director

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